Filed pursuant to Rule 433

January 3, 2023

Relating to

Preliminary Prospectus Supplement dated January 3, 2023

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583-02

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$900,000,000 4.95% Series due 2033
$900,000,000 5.35% Series due 2053

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC (the “Issuer”)

Trade Date:	January 3, 2023

Settlement Date:	January 6, 2023; T+3

Expected Ratings (Moody’s/S&P)*:	Aa3/A (Stable/Stable)

Security Description:	First and Refunding Mortgage Bonds, 4.95% Series due 2033 (the “2033 Bonds”)	First and Refunding Mortgage Bonds, 5.35% Series due 2053 (the “2053 Bonds”)

Principal Amount:	$900,000,000	$900,000,000

Maturity Date:	January 15, 2033	January 15, 2053

Benchmark Treasury:	4.125% due November 15, 2032	3.000% due August 15, 2052

Benchmark Treasury Price:	102-24	84-03

Benchmark Treasury Yield:	3.788%	3.912%

Spread to Benchmark Treasury:	+120 bps	+145 bps

Reoffer Yield:	4.988%	5.362%

Price to the Public:	99.701% per 2033 Bond, plus accrued interest, if any, from January 6, 2023	99.820% per 2053 Bond, plus accrued interest, if any, from January 6, 2023

Coupon:	4.95%	5.35%

Interest Payment Dates:	January 15 and July 15, beginning on July 15, 2023	January 15 and July 15, beginning on July 15, 2023

Redemption Provisions/ Make-Whole Call:

Prior to October 15, 2032 (the date that is three months prior to the maturity date of the 2033 Bonds (the “2033 Par Call Date”)), the Issuer may redeem the 2033 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Bonds matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2033 Bonds +20 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2033 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2033 Par Call Date, the Issuer may redeem the 2033 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to July 15, 2052 (the date that is six months prior to the maturity date of the 2053 Bonds (the “2053 Par Call Date”)), the Issuer may redeem the 2053 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Bonds matured on the 2053 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2053 Bonds +25 basis points less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the 2053 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2053 Par Call Date, the Issuer may redeem the 2053 Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2053 Bonds to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	26442CBJ2 / US26442CBJ27	26442CBK9 / US26442CBK99

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

BMO Capital Markets Corp.

PNC Capital Markets LLC

Santander Investment Securities Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
Regions Securities LLC
American Veterans Group, PBC
AmeriVet Securities, Inc.
Great Pacific Securities
Penserra Securities LLC
R. Seelaus & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.